Exhibit 3.4

Articles of Incorporation of Northport Network Systems, Inc.

ARTICLES OF INCORPORATION
OF
NORTHPORT NETWORK SYSTEMS, INC.

ARTICLE I
NAME

     The name of this corporation is Northport Network Systems, Inc.

ARTICLE II
STOCK

     The corporation shall have authority to issue in the aggregate 200,000,000 shares of stock. Such shares shall be divided into two classes as follows:

     (a) One hundred million (100,000,000) shares of common stock, par value $0.001 per share.

     (b) One hundred million (100,000,000) shares of preferred stock, par value $0.001 per share. The shares of said preferred class may be divided into and issued in series, and authority is hereby vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide or issue any part or all of such preferred class into any number of series and to fix, determine, or amend the relative rights and preferences for the shares of any series so established that is wholly unissued.

     Within any limits stated in these articles or in the resolution of the Board of Directors establishing a series, the Board of Directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number or shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.

ARTICLE III
REGISTERED AGENT AND OFFICE

     The initial registered agent and registered office of the corporation shall be James L. Vandeberg, Esq., The Otto Law Group, PLLC, 601 Union Street, Ste 4500, Seattle, Washington 98101.

ARTICLE IV
INCORPORATOR

     The name and address of the incorporator are James L. Vandeberg, Esq., The Otto Law Group, PLLC, 601 Union Street, Ste 4500, Seattle, Washington 98101.

ARTICLE V
CUMULATIVE VOTING

     Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

ARTICLE VI
PREEMPTIVE RIGHTS

     No shareholder of this corporation shall have, as such holder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with this corporation.

ARTICLE VII
DIRECTORS

     7.1 The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the directors shall be prescribed in the Bylaws, but the number of original directors shall be three (3), and they shall serve until the first meeting of the shareholders and until their successors are elected and qualified and their names and post office addresses are as follows:

Name:	Address:

Yan Zhao	601 Union Street, Suite 4500
Seattle, Washington 98101

Zhong Bo Jia	601 Union Street, Suite 4500
Seattle, Washington 98101

James Wang	601 Union Street, Suite 4500
Seattle, Washington 98101

     7.2 The Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such Bylaws.

     7.3 To the fullest extent permitted by the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE VIII
SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

     To be adopted by the shareholders, the following actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group:

(a)	Amendment of the Articles of Incorporation;
(b)	A plan of merger or share exchange;
(c)	The sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets, other than in the usual and regular course of business; or
(d)	Dissolution of the corporation.

Executed this 9th day of October, 2008.

/s/ James L. Vandeberg_
James L. Vandeberg, Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

     I hereby consent to serve as registered agent in the State of Washington for Northport Network Systems, Inc. I understand that as agent for the corporation it will be my responsibility to receive service of process in the name of the corporation, to forward all mail to the corporation, and immediately to notify the office of the Secretary of State in the event of my resignation or of any change in the registered office address of the corporation for which I am agent.

     Dated: October 9, 2008.

/s/ James L. Vandeberg_
James L. Vandeberg
Registered Agent